Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE
Karen Fenwick	Jeffrey Schnell	February 20, 2019
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Fourth Quarter and Full-Year 2018 Results

Fourth Quarter 2018 Highlights

•                  Net loss attributable to Venator of $69 million, including a restructuring charge of $55 million and adjusted net income of $19 million

•                  Adjusted EBITDA of $45 million

•                  Diluted loss per share of $0.65 and adjusted diluted earnings per share of $0.18

Full-Year 2018 Highlights

•                  Net loss attributable to Venator of $163 million, including a restructuring charge of $628 million, and adjusted net income of $235 million

•                  Adjusted EBITDA of $436 million

•                  Diluted loss per share of $1.53 and adjusted diluted earnings per share of $2.20

Strategic Developments

•                  Successful completion of actions to deliver the fixed cost reduction target as part of the 2017 Business Improvement Program

•                  Commenced the 2019 Business Improvement Program, which is anticipated to generate annual run-rate savings of approximately $40 million in 2020 and deliver a $60 million reduction in working capital in 2019

•                  Selling prices for specialty TiO2 remain robust and we are progressing the transfer of our specialty technology from Pori to other sites in our network

	Three months ended			Twelve months ended
	December 31,		September	December 31,
(In millions, except per share amounts)	2018	2017	30, 2018	2018	2017
Revenues	$484	$528	$533	$2,265	$2,209

Net (loss) income attributable to Venator	$(69)	$68	$(368)	$(163)	$134
Adjusted net income(1)	$19	$65	$34	$235	$186
Adjusted EBITDA(1)	$45	$118	$77	$436	$395

Diluted (loss) earnings per share(1)	$(0.65)	$0.64	$(3.46)	$(1.53)	$1.26
Adjusted diluted earnings per share(1)	$0.18	$0.61	$0.32	$2.20	$1.74

Net cash (used in) provided by operating activities from continuing operations	$(24)	$157	$1	$282	$337
Free cash flow(3)	$(79)	$80	$(103)	$(38)	$212

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported fourth quarter 2018 results with revenues of $484 million, net loss attributable to Venator of $69 million, including a restructuring charge of $55 million, adjusted net income of $19 million and adjusted EBITDA of $45 million.

Simon Turner, President and CEO of Venator, commented:

“Fourth quarter seasonality was amplified by a softer titanium dioxide environment principally related to customer destocking in China and Europe and higher raw material and energy costs, although the effect of customer destocking decelerated from the third quarter into the fourth. In response to the current economic environment and a reduced TiO2 manufacturing footprint, we have commenced a new comprehensive cost and operational improvement program. These actions are designed to improve profitability, starting with the rationalization of senior leadership and simplification of organizational structure.

“As we aggressively manage costs under the 2019 Business Improvement Program, we remain focused on transferring our specialty TiO2 technology from Pori to other sites within our network which, combined with other cost actions, should strengthen our cash flow generation throughout the cycle. We continue to explore measures within our portfolio to unlock shareholder value.

“Notwithstanding global economic uncertainty, longer-term industry fundamentals remain positive and we believe these actions will better position Venator for the future.”

Segment Analysis for 4Q18 Compared to 4Q17

Titanium Dioxide

The Titanium Dioxide segment generated revenue of $366 million in the three months ended December 31, 2018, a decrease of $21 million, or 5%, compared to the same period in 2017. The decrease was primarily due to a 6% decrease in sales volumes and a 1% unfavorable impact of foreign currency translation, partially offset by a 1% increase in average selling prices and a 1% improvement due to mix and other. Sales volumes decreased primarily due to lower demand for functional product grades relating to customer destocking and lower availability of certain specialty grade products. Average selling prices for specialty product grades increased in the quarter.

Adjusted EBITDA for the Titanium Dioxide segment was $52 million, a decrease of $67 million for the three months ended December 31, 2018 compared to the same period in 2017, or a decrease of $34 million after excluding $33 million of lost earnings attributable to our Pori, Finland facility, which were reimbursed through insurance proceeds in the 2017 period. A decline in volumes and higher raw material and energy costs contributed to the decline in earnings, partially offset by a $4 million benefit from our Business Improvement Program.

In the fourth quarter of 2018, the Titanium Dioxide segment incurred a $52 million pre-tax restructuring expense, of which approximately $50 million is non-cash relating to Pori accelerated depreciation and other.

Performance Additives

The Performance Additives segment generated $118 million of revenue in the three months ended December 31, 2018, which is $23 million, or 16%, lower compared to the same period in 2017. The decrease was the result of a 13% decrease in volumes, a 1% decline in average selling prices, a 1% unfavorable impact from foreign currency translation and a 1% decrease due to mix and other. The decline in volumes was primarily the result of customer destocking in Functional Additives, the restructuring of our North American business and the discontinuation of sales of a product to a Timber Treatment customer.

Adjusted EBITDA for the Performance Additives segment was $3 million, a decrease of $12 million for the three months ended December 31, 2018 compared to the same period in 2017, primarily as a result of destocking and higher raw material and energy costs, partially offset by a $1 million benefit from our 2017 Business Improvement Program.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $10 million, or $6 million lower for the three months ended December 31, 2018 than the same period in 2017 as a result of non-recurring operational expenses incurred during the fourth quarter of 2017. We expect Corporate and Other to be approximately $50 million for the full year 2019.

Tax Items

We recorded an income tax benefit of $18 million and $8 million for the three and twelve months ended December 31, 2018, respectively, compared to an income tax expense of $24 million and $50 million for the three and twelve months ended December 31, 2017, respectively. Our adjusted effective tax rate was 11% for the twelve months ended December 31, 2018 compared to 18% for the same period in 2017.

Our income taxes are significantly affected by the mix of income and losses in tax jurisdictions in which we operate. We continue to expect our adjusted long-term effective tax rate will be approximately 15% to 20%. We expect our near-term cash tax rate will be between 10% to 15%.

Liquidity and Capital Resources

As of December 31, 2018, we had cash and cash equivalents of $165 million compared with $251 million as of September 30, 2018 and $238 million as of December 31, 2017. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes with an available borrowing base of $259 million as of December 31, 2018.

As of December 31, 2018, net debt was $583 million compared to $497 million as of September 30, 2018 and $519 million as of December 31, 2017. In the fourth quarter of 2018, capital expenditures, excluding Pori, were $42 million or $114 million for the twelve months ended December 31, 2018. We expect total capital expenditures, including spending related to the transfer of production from Pori to other sites in our network, to be approximately $130 million in 2019. We are taking steps to increase our liquidity to help fund the capital requirements for the Pori transfer and shutdown and other general corporate purposes.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter and full-year 2018 results on Wednesday, February 20, 2019 at 8:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10128193

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning February 20, 2019 and ending February 27, 2019.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10128193

Upcoming Conferences

During the first quarter of 2019, a member of management is expected to present at the JP Morgan 2019 Global High Yield & Leveraged Finance Conference on February 26, the Bank of America Merrill Lynch 2019 Global Agriculture and Materials Conference on February 27 and the 9th Annual Alembic Global Advisors Deer Valley Conference on February 28-March 1, 2019. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions, except per share amounts)	2018	2017	2018	2017
Revenues	$484	$528	$2,265	$2,209
Cost of goods sold	440	387	1,550	1,744
Operating expenses	64	68	218	226
Restructuring, impairment, and plant closing and transition costs	55	3	628	52
Operating (loss) income	(75)	70	(131)	187
Interest expense, net	(10)	(11)	(40)	(40)
Other income	(2)	35	6	39
(Loss) income before income taxes	(87)	94	(165)	186
Income tax benefit (expense)	18	(24)	8	(50)
(Loss) income from continuing operations	(69)	70	(157)	136
Income from discontinued operations, net of tax	—	—	—	8
Net (loss) income	(69)	70	(157)	144
Net income attributable to noncontrolling interests, net of tax	—	(2)	(6)	(10)
Net (loss) income attributable to Venator	$(69)	$68	$(163)	$134

Adjusted EBITDA(1)	$45	$118	$436	$395
Adjusted net income(1)	$19	$65	$235	$186

Basic (loss) earnings per share	$(0.65)	$0.64	$(1.53)	$1.26
Diluted (loss) earnings per share(1)	$(0.65)	$0.64	$(1.53)	$1.26
Adjusted earnings per share(1)	$0.18	$0.61	$2.21	$1.75
Adjusted diluted earnings per share(1)	$0.18	$0.61	$2.20	$1.74

Ordinary share information(1):
Basic shares outstanding	106.4	106.3	106.4	106.3
Diluted shares	106.5	106.7	106.7	106.7

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
(In millions)	2018	2017	(Worse)	2018	2017	(Worse)
Segment Revenues:
Titanium Dioxide	$366	$387	(5)%	$1,666	$1,604	4%
Performance Additives	118	141	(16)%	599	605	(1)%
Total	$484	$528	(8)%	$2,265	$2,209	3%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$52	$119	(56)%	$417	$387	8%
Performance Additives	3	15	(80)%	62	72	(14)%
Corporate and other	(10)	(16)	38%	(43)	(64)	33%
Total	$45	$118	(62)%	$436	$395	10%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	December 31, 2018 vs. 2017
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	1%	(1)%	1%	(6)%	(5)%
Performance Additives	(1)%	(1)%	(1)%	(13)%	(16)%
Total Company	—%	(1)%	—%	(8)%	(9)%

	Twelve months ended
	December 31, 2018 vs. 2017
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	13%	3%	1%	(13)%	4%
Performance Additives	3%	2%	(2)%	(4)%	(1)%
Total Company	10%	3%	—%	(11)%	2%

(a)         Excludes revenues from tolling arrangements, by-products and raw materials

(b)         Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax (Expense) Benefit(2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
(In millions, except per share amounts)	2018	2017	2018	2017	2018	2017	2018	2017
Net (loss) income	$(69)	$70			$(69)	$70	$(0.65)	$0.66
Net income attributable to noncontrolling interests	—	(2)			—	(2)	—	(0.02)
Net (loss) income attributable to Venator	(69)	68			(69)	68	(0.65)	0.64
Interest expense, net	10	11
Income tax (benefit) expense from continuing operations	(18)	24	18	(24)
Depreciation and amortization	30	32
Business acquisition and integration expenses	11	3	—	(1)	11	2	0.10	0.02
Separation expense, net	1	7	—	—	1	7	0.01	0.07
U.S. income tax reform	—	(34)	—	16	—	(18)	—	(0.17)
Significant changes to income tax valuation allowances(2)	—	—	(5)	—	(5)	—	(0.05)	—
Amortization of pension and postretirement actuarial losses	5	4	2	—	7	4	0.07	0.04
Net plant incident costs	20	—	(3)	—	17	—	0.16	—
Restructuring, impairment, plant closing and transition costs	55	3	2	(1)	57	2	0.53	0.02
Adjusted(1)	$45	$118	$14	$(10)	$19	$65	$0.18	$0.61

Adjusted income tax (benefit) expense(2)					$(14)	$10
Net income attributable to noncontrolling interests, net of tax					—	2
Adjusted pre-tax income(1)					$5	$77
Adjusted effective tax rate					(280)%	13%

	EBITDA	Income Tax (Expense) Benefit(2)	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,	September 30,
(In millions, except per share amounts)	2018	2018	2018	2018
Net loss	$(366)		$(366)	$(3.43)
Net income attributable to noncontrolling interests	(2)		(2)	(0.02)
Net loss attributable to Venator	(368)		(368)	(3.45)
Interest expense, net	10
Income tax benefit from continuing operations	(55)	55
Depreciation and amortization	33
Business acquisition and integration expenses	5	(1)	4	0.04
Amortization of pension and postretirement actuarial losses	3	(1)	2	0.02
Net plant incident costs	21	(3)	18	0.17
Restructuring, impairment, plant closing and transition costs	428	(50)	378	3.54
Adjusted(1)	$77	$—	$34	$0.32

Adjusted income tax expense(2)			—
Net income attributable to noncontrolling interests, net of tax			2
Adjusted pre-tax income(1)			36
Adjusted effective tax rate			—%

	EBITDA		Income Tax (Expense) Benefit(2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
(In millions, except per share amounts)	2018	2017	2018	2017	2018	2017	2018	2017
Net (loss) income	$(157)	$144			$(157)	$144	$(1.47)	$1.35
Net income attributable to noncontrolling interests	(6)	(10)			(6)	(10)	(0.06)	(0.09)
Net (loss) income attributable to Venator	(163)	134			(163)	134	(1.53)	1.26
Interest expense, net	40	40
Income tax (benefit) expense from continuing operations	(8)	50	8	(50)
Depreciation and amortization	132	127
Business acquisition and integration expenses	20	5	(3)	(2)	17	3	0.16	0.03
Separation expense, net	2	7	—	—	2	7	0.02	0.07
U.S. income tax reform	—	(34)	—	16	—	(18)	—	(0.17)
Significant changes to income tax valuation allowances(2)	—	—	(5)	—	(5)	—	(0.05)	—
Net income of discontinued operations	—	(8)	—	—	—	(8)	—	(0.07)
Loss on disposition of business/assets	2	—	—	—	2	—	0.02	—
Certain legal settlements and related expenses	—	1	—	—	—	1	—	0.01
Amortization of pension and postretirement actuarial losses	15	17	—	—	15	17	0.14	0.16
Net plant incident (credits) costs	(232)	4	47	(1)	(185)	3	(1.73)	0.03
Restructuring, impairment, plant closing and transition costs	628	52	(76)	(5)	552	47	5.17	0.44
Adjusted(1)	$436	$395	$(29)	$(42)	$235	$186	$2.20	$1.74

Adjusted income tax expense(2)					$29	$42
Net income attributable to noncontrolling interests, net of tax					6	10
Adjusted pre-tax income(1)					$270	$238
Adjusted effective tax rate					11%	18%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
(In millions)	2018	2018	2017
Cash	$165	$251	$238
Accounts and notes receivable, net	351	398	392
Inventories	538	513	454
Prepaid and other current assets	71	100	85
Property, plant and equipment, net	994	1,022	1,367
Other assets	366	308	311
Total assets	$2,485	$2,592	$2,847

Accounts payable	$400	$389	$401
Other current liabilities	135	161	244
Current portion of debt	8	7	14
Long-term debt	740	741	743
Non-current payable to affiliates	34	34	34
Other liabilities	313	281	306
Total equity	855	979	1,105
Total liabilities and equity	$2,485	$2,592	$2,847

Table 6 — Outstanding Debt

	December 31,	September 30,	December 31,
(In millions)	2018	2018	2017
Debt:
Senior Notes	$370	$370	$370
Term Loan Facility	365	365	367
Other debt	13	13	20
Total debt - excluding affiliates	748	748	757
Total cash	165	251	238
Net debt - excluding affiliates	$583	$497	$519

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
Total cash at beginning of period(a)	$251	$186	$238	$30
Net cash provided by operating activities(a)	(24)	157	282	338
Net cash (used in) provided by investing activities(a)	(55)	(84)	(321)	(12)
Net cash used in financing activities(a)	(1)	(24)	(18)	(123)
Effect of exchange rate changes on cash	(6)	3	(16)	5
Total cash at end of period(a)	$165	$238	$165	$238
Supplemental cash flow information:
Cash paid for interest	$(5)	$(4)	$(46)	$(28)
Cash paid for income taxes	(6)	(10)	(34)	(21)
Capital expenditures	(54)	(100)	(326)	(197)
Depreciation and amortization	30	32	132	127

Changes in primary working capital:
Accounts and notes receivable	39	30	25	(24)
Inventories	(36)	(14)	(103)	8
Accounts payable	(9)	43	(27)	51
Total cash provided by (used in) primary working capital	$(6)	$59	$(105)	$35

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
Free cash flow(3):
Net cash provided by operating activities from continuing operations	$(24)	$157	$282	$337
Capital expenditures	(54)	(100)	(326)	(197)
Cash received from (investment in) unconsolidated affiliates, net	(2)	(10)	4	(6)
Other investing activities excluding transactions with former parent and cash flows related to sales of businesses/assets	—	26	—	71
Non-recurring separation costs(b)	1	7	2	7
Total free cash flow	$(79)	$80	$(38)	$212

Adjusted EBITDA	$45	$118	$436	$395
Capital expenditures excluding cash paid for Pori rebuild	(42)	(45)	(114)	(103)
Cash paid for interest	(5)	(4)	(46)	(28)
Cash paid for income taxes	(6)	(10)	(34)	(21)
Primary working capital change	(6)	59	(105)	35
Restructuring	(9)	(10)	(37)	(33)
Maintenance & other	(17)	(23)	(78)	(2)
Net cash flows associated with Pori	(39)	(5)	(60)	(31)
Total free cash flow(3)	$(79)	$80	$(38)	$212

See end of press release for numbered footnote explanations

(a)         Includes discontinued operations

(b)         Represents payments associated with our separation from Huntsman

Footnotes

(1)         Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income before interest expense, net, income tax expense from continuing operations, depreciation and amortization, and net income attributable to noncontrolling interests, after eliminating the following: (a) business acquisition and integration expenses; (b) separation expense, net; (c) U.S. income tax reform; (d) net income of discontinued operations, net of tax; (e) loss (gain) on disposition of businesses/assets;  (f) certain legal settlements and related expenses; (g) amortization of pension and postretirement actuarial losses; (h) net plant incident (credits) costs; and (i) restructuring, impairment and plant closing and transition costs. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses; (b) separation expense, net; (c) U.S. income tax reform; (d) significant changes to income tax valuation allowances; (e) net income of discontinued operations; (f) loss (gain) on disposition of businesses/assets;  (g) certain legal settlements and related expenses; (h) amortization of pension and postretirement actuarial losses; (i) net plant incident (credits) costs; (j) restructuring, impairment and plant closing and transition costs.  Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities. For the periods prior to our IPO, the average number of ordinary shares outstanding used to calculate basic and diluted adjusted net income per share was based on the ordinary shares that were outstanding at the time of our IPO.

Adjusted net income (loss) and adjusted net income (loss) per share amounts are presented solely as supplemental information. These measures exclude similar non-cash item as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented in above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(2)         The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We eliminated the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under U.S. GAAP.

(3)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 24 facilities, employ approximately 4,300 associates worldwide and sell our products in more than 110 countries.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, access to capital markets, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, changes in government regulations, and geopolitical events.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s Annual Report on Form 10 K for the year ended December 31, 2017 filed with the SEC, and in its Quarterly Reports on Form 10 Q and Current Reports on Form 8 K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.